NationsLink Funding Corporation, Series 1999 LTL 1 Aggregate Statement of Principal and Interest Distributions to Certificateholders for 200201 to 200212
Class	Principal	Interest	Ending Principal Balance
RI	0.00	0.00	0.00
A 1	25,353,492.47	2,639,333.17	17,691,143.17
A 2	0.00	13,312,572.24	193,863,000.00
A 3	0.00	9,046,788.84	127,347,816.00
B	0.00	1,862,911.44	25,855,814.00
C	0.00	1,548,677.04	20,930,897.00
D	0.00	1,985,357.16	30,780,731.00
E	0.00	554,053.20	11,081,063.00
F	0.00	184,684.32	3,693,687.00
G	0.00	184,886.24	3,693,689.00
RII	0.00	0.00	0.00
X	0.00	2,962,365.33	434,894,346.39